     As filed with the Securities and Exchange Commission on August 8, 2003
                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                              RITE AID CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

          DELAWARE                                       23-1614034
(State or Other Jurisdiction of                        (I.R.S. Employer
 Incorporation or Organization)                       Identification No.)

                              ---------------------

                                 30 Hunter Lane
                          Camp Hill, Pennsylvania 17011
                                 (717) 761-2633
                    (Address of Principal Executive Offices)

                              ---------------------

                        1990 Omnibus Stock Incentive Plan
                             1999 Stock Option Plan
                            2000 Omnibus Equity Plan
                             2001 Stock Option Plan
                            (Full Title of the Plans)

                              ---------------------

                              Robert B. Sari, Esq.
                    Senior Vice President and General Counsel
                              Rite Aid Corporation
                                 30 Hunter Lane
                          Camp Hill, Pennsylvania 17011
                                 (717) 761-2633
                           (717) 760-7867 (facsimile)
                      (Name, Address and Telephone Number,
                   Including Area Code, of Agent for Service)

                              ---------------------

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------
     Title of           Amount To Be       Proposed Maximum     Proposed Maximum        Amount of
    Securities         Registered (1)       Offering Price     Aggregate Offering     Registration
 To Be Registered                              Per Share              Price              Fee(1)
------------------------------------------------------------------------------------------------------
Common Stock, par         33,778,661               $3.78          $127,683,339           $10,330(2)
value $1.00 per
share: shares subject
to outstanding options

Common Stock, par          3,222,743               $4.51           $14,534,571            $1,176(3)
value $1.00 per
share: shares issued
pursuant to
employee benefit plans
                          ----------               -----          ------------           -------
                          37,001,404                 N/A          $142,217,910           $11,506
------------------------------------------------------------------------------------------------------

        (1) Pursuant to Rule 457(p), the full amount of the registration fee due with respect to this registration is being paid by applying a portion of the $834,000 filing fee paid in connection with Rite Aid Corporation's Form S-3 (File No. 333-70777) filed on January 19, 1999 and subsequently withdrawn.

        (2) Computed in accordance with Rule 457(h) under the Securities Act, such computation is based on the weighted average exercise price of $3.78 per share covering 33,778,661 options.

        (3) Computed in accordance with Rule 457(h) under the Securities Act by averaging the high and low sales prices of Rite Aid common stock as reported by the NYSE on August 7, 2003.

                                EXPLANATORY NOTE

         Rite Aid Corporation has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register shares of its common stock, $1.00 par value per share. This registration statement also includes a reoffer prospectus. The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future of up to 37,001,404 shares of common stock that constitute "control securities" and/or "restricted securities" which have been issued prior to or issuable after the filing of this registration statement. The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission (the "SEC"). Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.


                                     PART I

                              RITE AID CORPORATION

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of
Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS


                                37,001,404 SHARES

                              RITE AID CORPORATION

                                  COMMON STOCK

         This reoffer prospectus relates to 37,001,404 shares of our common stock, par value $1.00 per share, consisting of 3,222,743 restricted shares and 33,778,661 shares issuable upon exercise of currently outstanding options, which may be offered for sale from time to time by certain stockholders of Rite Aid Corporation, as described under the caption "Selling Stockholders." These stockholders are current or former directors, officers or employees of ours. We will not receive any proceeds from the sale of shares of common stock pursuant to this reoffer prospectus. The selling stockholders acquired the common stock pursuant to grants under our various benefit plans, including pursuant to individual employment agreements, and these stockholders may resell all, a portion, or none of the shares of common stock from time to time.

         The shares of common stock are "control securities" and/or "restricted securities" under the Securities Act of 1933, as amended, before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by selling stockholders, on a continuous or delayed basis, to the public without restriction. Each stockholder that sells shares of our common stock pursuant to this reoffer prospectus may be deemed to be an "underwriter" within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         You should read this reoffer prospectus and any accompanying prospectus supplement carefully before you make your investment decision. The sales may occur in transactions on the New York Stock Exchange or Pacific Exchange at prevailing market prices or in negotiated transactions. We will not receive any proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that stockholder.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

         Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the trading symbol "RAD." The last reported sale price of our common stock on the New York Stock Exchange on August 7, 2003, was $4.50 per share.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this reoffer prospectus is August 8, 2003.

                                TABLE OF CONTENTS

DOCUMENTS INCORPORATED BY REFERENCE...............................................................................1
AVAILABLE INFORMATION.............................................................................................2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................................................3
THE COMPANY.......................................................................................................4
RISK FACTORS......................................................................................................9
USE OF PROCEEDS..................................................................................................16
SELLING STOCKHOLDERS.............................................................................................16
PLAN OF DISTRIBUTION.............................................................................................18
LEGAL MATTERS....................................................................................................18
EXPERTS..........................................................................................................18

                       DOCUMENTS INCORPORATED BY REFERENCE

         We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Securities Exchange Act of 1934, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information contained in the documents we are incorporating by reference is considered to be part of this reoffer prospectus and the information that we later file with the SEC will automatically update and supercede the information contained or incorporated by reference into this reoffer prospectus. We are incorporating by reference:

         o our annual report on Form 10-K for the fiscal year ended March 1, 2003, which we filed with the SEC on May 2, 2003;

         o our current report on Form 8-K, which we filed with the SEC on March 5, 2003;

         o our current report on Form 8-K, which we filed with the SEC on April 15, 2003;

         o our current report on Form 8-K, which we filed with the SEC on May 14, 2003;

         o our current report on Form 8-K, which we filed with the SEC on May 30, 2003;

         o our current report on Form 8-K, which we filed with the SEC on August 7, 2003; and

         o our quarterly report on Form 10-Q for the fiscal quarter ended May 31, 2003, which we filed with the SEC on July 3, 2003.

         All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         We will provide without charge to each person to whom a reoffer prospectus is delivered, upon written or oral request by such person, a copy of any or all of the documents that have been incorporated by reference in this registration statement but not delivered with the reoffer prospectus. Written requests should be sent to:

                              Rite Aid Corporation
                                 30 Hunter Lane
                          Camp Hill, Pennsylvania 17011
                          Attention: Investor Relations

         Oral requests should be made by telephoning (717) 761-2633.

                              AVAILABLE INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish our stockholders annual reports, which include financial statements audited by our independent auditors and other reports which the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional office at 505 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial documents retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You may obtain a copy of any of these documents at no cost, by writing or telephoning us:

                              Rite Aid Corporation
                                 30 Hunter Lane
                          Camp Hill, Pennsylvania 17011
                          Attention: Investor Relations
                              Phone: (717) 761-2633

         We also make available on our website (www.riteaid.com), free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as soon as practical after we file these reports with the SEC.

         Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "RAD." You can inspect and copy reports, proxy statements and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange, 301 Pine Street, San Francisco, California 94104 and 618 South Spring Street, Los Angeles, California 90014.

         We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares offered by this reoffer prospectus. This reoffer prospectus does not contain all of the information in the registration statement. You will find more information about us and our common stock in the registration statement. Any statements made in this reoffer prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

         You should only rely on the information included or incorporated by reference in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This reoffer prospectus and the documents incorporated by reference into this reoffer prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

         Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

         o     our high level of indebtedness;

         o our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

         o our ability to improve the operating performance of our existing stores in accordance with our management's long term strategy;

         o our ability to hire and retain pharmacists and other state personnel;

         o     the outcomes of pending lawsuits and governmental investigations;

         o competitive pricing pressures and continued consolidation of the drugstore industry; and

         o the efforts of third party payors to reduce prescription drug costs, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capital, and our relationships with our suppliers.

         We undertake no obligation to revise the forward-looking statements included or incorporated by reference in this reoffer prospectus to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled "Risk Factors" included in this reoffer prospectus.

                                   THE COMPANY

OUR BUSINESS

         We are the third largest retail drugstore chain in the United States based on revenues and number of stores. As of May 31, 2003, we operated 3,396 drugstores in 28 states across the country and in the District of Columbia. During fiscal 2003 and our first quarter in fiscal 2004, we generated $15.8 billion and $4.0 billion in revenues, respectively. Since the beginning of fiscal 1997, we have relocated 980 stores, opened 476 new stores, remodeled 649 stores and closed or sold an additional 1,412 stores. As a result, we believe we have a modern store base.

         In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front-end" products. In fiscal 2003, our pharmacists filled more than 200 million prescriptions, which accounted for approximately 63.2% of our total sales. In the first quarter of fiscal 2004, pharmacy sales accounted for 64.5% of our total sales. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy and the discovery of new and better drug therapies. We offer approximately 24,000 front-end products, including over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing, which accounted for the remaining 36.8% and 35.5% of our total sales in fiscal 2003 and the first quarter of fiscal 2004, respectively. We distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with General Nutrition Companies, Inc., a leading retailer of vitamin and mineral supplements. We offer over 1,900 front-end products under the Rite Aid private brand, which contributed approximately 10.8% and 10.9% of our front-end sales in categories where private brand products are sold in fiscal 2003 and the first quarter of fiscal 2004, respectively.

BACKGROUND

         Under prior management, we were engaged in an aggressive expansion program from the beginning of fiscal 1997 until 1999. During that period, we purchased 1,554 stores, relocated 866 stores, opened 445 new stores, remodeled 308 stores and acquired PCS Health Systems, Inc. These activities had a significant negative impact on our operating results and financial condition, severely strained our liquidity and increased our indebtedness to $6.6 billion as of February 26, 2000, which contributed to our inability to access the financial markets. In October 1999, we announced that we had identified accounting irregularities and our former chairman and chief executive officer resigned. In November 1999, our former auditors resigned and withdrew their previously issued opinions on our financial statements for fiscal 1998 and fiscal 1999. We needed to restate our financial statements and develop accounting systems and controls that would allow us to manage our business and accurately report the results of our operations. In addition, the SEC and the U.S. Attorney for the Middle District of Pennsylvania began investigations into our affairs. Also, the complaint in a securities class action lawsuit, which had been filed against us in March 1999, was amended to include allegations based upon the accounting irregularities we had disclosed.

         In December 1999, a new management team was hired, and since that time we have been addressing our business, operational and financial challenges. In response to our situation, new management has:

         o Reduced our indebtedness from $6.6 billion as of February 26, 2000 to $3.9 billion as of May 31, 2003;

         o Restated our financial statements for fiscal 1998 and fiscal 1999, as well as engaged Deloitte & Touche LLP as our new auditors to audit our financial statements for fiscal years beginning with fiscal 1998;

         o Settled the securities class action and related lawsuits in February 2002 for $45.0 million, funded with insurance proceeds, and $149.5 million of senior secured (stockholder) notes (which we redeemed in February 2003);

         o Addressed and corrected problems with our accounting systems and controls, and resumed normal financial reporting;

         o Implemented initiatives to improve all aspects of our supply chain, including buying practices, category management systems and other inventory issues;

         o Addressed out-of-stock inventory levels and strengthened our vendor relationships; and

         o Completed the refinancing of a substantial portion of our indebtedness.

OUR STRENGTHS

         We believe that we are well-positioned to build on the significant investment in our modern store base by capitalizing on our competitive strengths, including the following:

STRONG BRAND NAME WITH LEADING SHARES IN KEY MARKETS

         o We are one of the nation's three largest drugstore chains with 3,396 stores as of May 31, 2003.

         o We have a first or second market position in 74 of the 130 major U.S. metropolitan markets in which we operate.

         o Our stores are primarily located in convenient locations within fast growing metropolitan markets.

         o We believe that our brand name has helped us establish a large group of loyal customers.

NEW MANAGEMENT TEAM LEADING OPERATIONAL TURNAROUND

         o We improved front-end same store sales growth from a negative 2.2% in fiscal 2000 to a positive rate of growth by improving store conditions and product pricing and launching a competitive marketing program.

         o We have seen significant reductions in our net loss, which was $1.6 billion for fiscal 2001 and $112.1 million for fiscal 2003.

         o We curtailed our expansion plans and reduced our capital expenditures by approximately $524.9 million from fiscal 2000 to fiscal 2003.

         o We have commenced, effective fiscal 2004, a program to develop 75 and 100 new and relocated stores for fiscal 2005 and 2006, respectively.

MODERN STORE BASE

         o Since the beginning of fiscal 1997, we have opened 476 new stores, relocated 980 stores, remodeled 649 stores and closed or sold an additional 1,412 stores, providing us with a modern store base. Approximately 60% of our stores have been constructed, remodeled or relocated since the beginning of fiscal 1997.

         o Most of our new stores include a drive-thru pharmacy, a one-hour photo shop and 990 include a GNC store-within-Rite Aid-store.

         o To support these new stores we have improved our distribution network by opening two high capacity distribution centers.

         o All of our stores are integrated into a common information system, which enables our pharmacists to fill prescriptions more accurately and efficiently and is designed to reduce chances of adverse drug interaction.

         o Each of our stores employs point-of-sale technology that facilitates inventory replenishment, sales analysis and recognition of customer trends.

COMPELLING INDUSTRY FUNDAMENTALS AND DEMOGRAPHIC TRENDS

         o Increasing life expectancy and the "baby boom" generation entering their fifties are expected to drive pharmacy sales. Based upon studies published by pharmacy benefit management companies and the Congressional Budget Office, management believes that pharmacy sales growth will increase at least 30% over the next three years.

         o Several factors will contribute to this continued growth in the pharmacy sector, including a record number of drugs in the FDA approval pipeline.

OUR BUSINESS STRATEGY

         Our strategy is to continue to focus on improving the productivity of our existing store base. We believe that improving the sales of our existing stores is important to achieving profitability and improving cash flow. To achieve this objective, we are implementing the following:

GROW OUR PHARMACY PRESCRIPTION COUNT AND ATTRACT MORE CUSTOMERS

         o Continue the focus on generic prescriptions which are a value to the customer and more profitable for us;

         o Enable our pharmacists to work directly with customers through productivity improvements supported by technology such as automatic refill programs, our next generation pharmacy system and e-prescriptions;

         o     Purchase prescription files from independent pharmacists;

         o Attract new customers to our stores and increase sales per customer visit through various marketing strategies including weekly circulars, seasonal merchandising programs, crosscategory merchandising and direct marketing efforts; and

         o Further enhance the store base through a program to develop new and relocated stores in our existing markets.

Grow Front End Sales

         o Improve inventory and product categories to offer more personalized products and services to our customers, including better management of seasonal items;

         o Enhance positive perceptions among customers through vendor promotions and weekly sales items;

         o Increase the emphasis on Rite Aid brand products to improve the customer value offering and improve our gross margin;

         o Continue to develop our GNC stores-within-Rite Aid stores and one-hour photo development departments;

         o Increase ethnic product offerings targeted to selected markets to enhance front-end sales growth; and

         o Continue to strengthen our relationships with our suppliers in order to offer customers a wider selection of products and categories.

Improve Customer Satisfaction With Focus on Service and Selection in Our Stores

         o Implement programs that are specifically directed towards our pharmacy business, including our "With Us, It's Personal" and "Ready When Promised" customer service campaigns, and competitively priced cash prescriptions and expand our third-party plan networks;

         o Improve customer loyalty by establishing a strong community presence, increasing promotional themes and exclusive offers, focusing on the attraction and retention of managed care customers and partnering with major drug suppliers to provide discount cards to senior citizens; and

         o Continue to utilize mystery shoppers and customer communications to improve our customers' perception of us.

Contain Expenses

         o     Continue to execute our cost management programs;

         o Leverage our modern distribution facilities by utilizing new category management tools to optimize in-stock conditions and lower costs; and

         o Target expense areas with specific work plans for improvement and continuously monitor those work plans.

                                      * * *

         Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "RAD". We were incorporated in 1968 and are a Delaware Corporation.

                                  RISK FACTORS

         Prospective investors should carefully review the following factors together with the other information contained in this prospectus and any accompanying prospectus supplement prior to making an investment decision.

                    RISKS RELATED TO OUR FINANCIAL CONDITION

WE ARE HIGHLY LEVERAGED. OUR SUBSTANTIAL INDEBTEDNESS WILL SEVERELY LIMIT CASH FLOW AVAILABLE FOR OUR OPERATIONS AND COULD ADVERSELY AFFECT OUR ABILITY TO SERVICE DEBT OR OBTAIN ADDITIONAL FINANCING IF NECESSARY.

         We had, as of May 31, 2003, $3.9 billion of outstanding indebtedness and stockholders' deficit of $140.6 million. We also had additional borrowing capacity under our new revolving credit facility of $576.5 million at that time, net of outstanding letters of credit of $123.5 million. Our debt obligations adversely affect our operations in a number of ways and, while we believe we have adequate sources of liquidity to meet our anticipated annual requirements for working capital, debt service and capital expenditures through the end of fiscal year 2004, there can be no assurance that our cash flow from operations will be sufficient to service our debt, which may requires us to borrow additional funds for that purpose, restructure or otherwise refinance our debt. Our earnings were insufficient to cover our fixed charges for fiscal 2003 by $203.9 million and for the first quarter of fiscal 2004 by $38.9 million. It was also necessary for us to supplement our cash from operations with borrowings under our then existing senior secured credit facility for our 2001 and 2000 fiscal years.

         Our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

         o     limit our ability to obtain additional financing;

         o limit our flexibility in planning for, or reacting to, changes in the markets in which we compete;

         o place us at a competitive disadvantage relative to our competitors with less indebtedness;

         o render us more vulnerable to general adverse economic and industry conditions; and

         o require us to dedicate substantially all our cash flow to service our debt.

         Our ability to make payments on our debt depends upon our ability to substantially improve our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If our cash flow from our operating activities is insufficient, we may take certain actions, including delaying or reducing capital or other expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our existing debt agreements limit our ability to take certain of these actions. Our failure to generate sufficient cash to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

SOME OF OUR DEBT, INCLUDING BORROWINGS UNDER OUR NEW SENIOR SECURED CREDIT FACILITY, IS BASED UPON VARIABLE RATES OF INTEREST, WHICH COULD RESULT IN HIGHER INTEREST EXPENSE IN THE EVENT OF INCREASES IN INTEREST RATES.

         Approximately $1.2 billion, or 29.1%, of our outstanding indebtedness as of May 31, 2003 bears an interest rate that varies depending upon LIBOR. If we borrow additional amounts under our new senior secured credit facility, the interest rate on those borrowings will vary depending upon LIBOR. If LIBOR rises, the interest rates on this outstanding debt will also increase. Therefore an increase in LIBOR would increase our interest payment obligations under these outstanding loans and have a negative effect on our cash flow and financial condition.

THE COVENANTS IN OUR OUTSTANDING INDEBTEDNESS IMPOSE RESTRICTIONS THAT MAY LIMIT OUR OPERATING AND FINANCIAL FLEXIBILITY.

         The covenants in the instruments that govern our outstanding indebtedness restrict our ability to:

         o     incur liens and debt;

         o     pay dividends;

         o     make redemptions and repurchases of capital stock;

         o     make loans, investments and capital expenditures;

         o     prepay, redeem or repurchase debt;

         o engage in mergers, consolidations, assets dispositions, sale-leaseback transactions and affiliate transactions;

         o     change our business;

         o     amend some of our debt and other material agreements;

         o     issue and sell capital stock of subsidiaries;

         o     restrict distributions from subsidiaries; and

         o     grant negative pledges to other creditors.

         If we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt. Even if new financing is made available to us, it may not be available on terms acceptable to us.

         If we obtain modifications of our agreement or are required to obtain waivers of defaults, we may incur significant fees and transaction costs. In fiscal 2003, as well as in fiscal 2002 and 2001, we modified certain covenants contained in our then existing senior secured credit facility and loan agreements. In fiscal 2000, we obtained waivers of compliance contained in our credit facilities and public indentures. In connection with obtaining these modifications and waivers, we paid significant fees and transaction costs.

                         RISKS RELATED TO OUR OPERATIONS

MAJOR LAWSUITS HAVE BEEN BROUGHT AGAINST US AND CERTAIN OF OUR SUBSIDIARIES, AND THERE ARE CURRENTLY PENDING BOTH CIVIL AND CRIMINAL INVESTIGATIONS BY THE UNITED STATES ATTORNEY. IN ADDITION TO ANY FINES OR DAMAGES THAT WE MIGHT HAVE TO PAY, ANY CRIMINAL CONVICTION AGAINST US MAY RESULT IN THE LOSS OF LICENSES AND CONTRACTS THAT ARE MATERIAL TO THE CONDUCT OF OUR BUSINESS, WHICH WOULD HAVE A NEGATIVE EFFECT ON OUR RESULTS OF OPERATIONS, FINANCIAL CONDITION AND CASH FLOWS.

         There are several major ongoing lawsuits and investigations in which we are involved. While some of these lawsuits have been settled, pending court approval or appeal, we are unable to predict the outcome of any of these matters at this time. If any of these cases result in a substantial monetary judgment against us or are settled on unfavorable terms, our results of operations, financial condition and cash flows could be materially adversely affected.

         There are currently pending both civil and criminal governmental investigations by the United States Attorney concerning our operations under prior management and other matters. Settlement discussions have begun with the United States Attorney for the Middle District of Pennsylvania, who has proposed that the government would not institute any criminal proceedings against us if we enter into a consent judgment providing for a civil penalty payable over a period of years. The amount of the civil penalty has not been agreed to and there can be no assurance that a settlement will be reached or that the amount of the penalty will not have a material adverse effect on our financial condition and results of operations. We recorded an accrual of $20.0 million in fiscal 2003 in connection with the resolution of these matters; however, we may incur charges in excess of that amount and we are unable to estimate the possible range of loss. We will continue to evaluate our estimate and to the extent that additional information arises or our strategy changes, we will adjust our accrual accordingly.

         If we were convicted of any crime, certain licenses and government contracts, such as Medicaid plan reimbursement agreements, that are material to our operations may be revoked, which would have a material adverse effect on our results of operations and financial condition. In addition, substantial penalties, damages, or other monetary remedies assessed against us could also have a material adverse effect on our results of operations, financial condition and cash flows.

         Given the size and nature of our business, we are subject from time to time to various lawsuits which, depending on their outcome, may have a negative impact on our results of operations, financial condition and cash flows.

WE ARE SUBSTANTIALLY DEPENDENT ON A SINGLE SUPPLIER OF PHARMACEUTICAL PRODUCTS TO SELL PRODUCTS TO US ON SATISFACTORY TERMS. A DISRUPTION IN THIS RELATIONSHIP WOULD HAVE A NEGATIVE EFFECT ON OUR RESULTS OF OPERATIONS, FINANCIAL CONDITION AND CASH FLOW.

         We obtain approximately 90% of our pharmaceutical products from a single supplier, McKesson Corp. ("McKesson") pursuant to a long-term contract that runs until April 2004. Pharmacy sales represented approximately 63.2% of our total sales during fiscal 2003, and 64.5% of our total sales during the first quarter of fiscal 2004, and, therefore, our relationship with McKesson is important to us. Any significant disruptions in our relationship with McKesson would make it difficult for us to continue to operate our business, and would have a material adverse effect on our results of operations, financial condition and cash flows.

WE NEED TO CONTINUE TO IMPROVE OUR OPERATIONS IN ORDER TO IMPROVE OUR FINANCIAL CONDITION, BUT OUR OPERATIONS WILL NOT IMPROVE IF WE CANNOT CONTINUE TO EFFECTIVELY IMPLEMENT OUR BUSINESS STRATEGY OR IF THEY ARE NEGATIVELY AFFECTED BY GENERAL ECONOMIC CONDITIONS.

         Our operations during fiscal 2000 were adversely affected by a number of factors, including our financial difficulties, inventory shortages, allegations of violations of the law, including drug pricing issues, disputes with suppliers and uncertainties regarding our ability to produce audited financial statements. To improve operations, new management developed and in fiscal 2001 began implementing and continues to implement a business strategy to improve our stores and enhance our relationships with our customers by improving the pricing of products, providing more consistent advertising through weekly circulars, eliminating inventory shortages and out-dated inventory, strengthening our relationships with our vendors, developing programs intended to provide better customer service, purchasing prescription files and other means.

         Since the beginning of fiscal 1997, we have relocated 980 stores, remodeled 649 stores, opened 476 new stores and closed or sold an additional 1,412 stores. These new, relocated and remodeled stores represented approximately 60% of our total stores at May 31, 2003. Although this substantial investment made in our store base over the last seven years has given us a modern store base, our store base has not yet achieved a level of sales productivity comparable to our major competitors. Accordingly, many of our new and relocated stores have not developed a critical mass of customers needed to achieve profitability. Our long term business strategy is to focus on improving the productivity of our existing store base. We believe that improving the sales of existing stores is important to achieving profitability and continuing to improve cash flow.

         If we are not successful in implementing our business strategy, or if our business strategy is not effective, we may not be able to continue to improve our operations. In addition, any adverse change in general economic conditions can adversely affect consumer buying practices and reduce our sales of front-end products, which are our higher margin products, and cause a proportionately greater decrease in our profitability. Failure to continue to improve operations or a decline in general economic conditions would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt.

WE ARE DEPENDENT ON OUR MANAGEMENT TEAM, AND THE LOSS OF THEIR SERVICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND THE RESULTS OF OUR OPERATIONS OR FINANCIAL CONDITION.

         The success of our business is materially dependent upon the continued services of our executive management team. The loss of key personnel could have a material adverse effect on our results of operations, financial condition and cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.

         On June 25, 2003, Mary F. Sammons, formerly our President and Chief Operating Officer, became our President and Chief Executive Officer. Robert G. Miller, formerly our Chairman and Chief Executive Officer, retained the position of Chairman.

TERRORIST ATTACKS, SUCH AS THE ATTACKS THAT OCCURRED IN NEW YORK AND WASHINGTON, D.C. ON SEPTEMBER 11, 2001, AND OTHER ATTACKS OR ACTS OF WAR MAY ADVERSELY AFFECT THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND OUR PROFITABILITY.

         The attacks of September 11, 2001 and subsequent events, including the military action in Iraq, have caused instability in the United States and other financial markets and have led to, and may continue to lead to, further armed hostilities, prolonged involvement in Iraq or further acts of terrorism in the

United States or abroad, which could cause further instability in financial markets and reduced consumer confidence. The threat of terrorist attacks and other related developments may adversely affect prevailing economic conditions, resulting in reduced consumer spending and reduced sales in our stores. These developments will subject us to increased risks and, depending on their magnitude, could have a material adverse effect on our business.

                          RISKS RELATED TO OUR INDUSTRY

THE MARKETS IN WHICH WE OPERATE ARE VERY COMPETITIVE AND FURTHER INCREASES IN COMPETITION COULD ADVERSELY AFFECT US.

         We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores and mail order pharmacies. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. Because many of our stores are new, their ability to achieve profitability depends on their ability to achieve a critical mass of customers. While customer growth is often achieved through purchases of prescription files from existing pharmacies, our ability to achieve this critical mass through purchases of prescription files could be confined by liquidity constraints. Although in the past our competitiveness has been adversely affected by problems with inventory shortages, uncompetitive pricing and customer service, we have taken steps to address these issues. We believe that the continued consolidation of the drugstore industry and additional store openings will further increase competitive pressures in the industry. As competition increases, a significant increase in general pricing pressures could occur which would require us to increase our sales volume and to sell higher margin products and services in order to remain competitive. We cannot assure you that we will be able to continue to compete effectively in our markets or increase our sales volume in response to further increased competition.

CHANGES IN THIRD-PARTY REIMBURSEMENT LEVELS FOR PRESCRIPTION DRUGS COULD REDUCE OUR MARGINS AND HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Sales of prescription drugs, as a percentage of sales, and the percentage of prescription sales with third parties, have been increasing and we expect them to continue to increase. In fiscal 2003 and the first quarter of fiscal 2004, sales of prescription drugs represented 63.2% and 64.5% of our sales, respectively, and 92.7% and 93.1% of all of the prescription drugs that we sold were with third-party payors, respectively. During fiscal 2003, the top five third-party payors accounted for approximately 29% of our total sales. Any significant loss of third-party provider business could have a material adverse effect on our business and results of operations. Also, these third-party payors could reduce the levels at which they will reimburse us for the prescription drugs that we provide to their members. Furthermore, if Medicare is reformed to include prescription benefits, we may be reimbursed for some prescription drugs at prices lower than our current reimbursement levels. In fiscal 2003, approximately 11% of our revenues were from state sponsored Medicaid agencies. There have been a number of recent proposals and enactments by various states to reduce Medicaid reimbursement levels in response to budget problems, some of which propose to reduce reimbursement levels in the applicable states significantly, and we expect other similar proposals in the future. If third-party payors reduce their reimbursement levels or if Medicare or state Medicaid covers prescription drugs at reimbursement levels lower than our current levels, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition and cash flows could be adversely affected.

WE ARE SUBJECT TO GOVERNMENTAL REGULATIONS, PROCEDURES AND REQUIREMENTS; OUR NONCOMPLIANCE OR A SIGNIFICANT REGULATORY CHANGE COULD ADVERSELY AFFECT OUR BUSINESS, THE RESULTS OF OUR OPERATIONS OR OUR FINANCIAL CONDITION.

         Our pharmacy business is subject to federal, state and local regulation. These include local registrations of pharmacies in the states where our pharmacies are located, applicable Medicare and Medicaid regulations, and prohibitions against paid referrals of patients. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties and could adversely affect the continued operation of our business. Furthermore, our pharmacies could be affected by federal and state reform programs, such as healthcare reform initiatives, the passing of which could adversely affect our results of operations, financial condition and cash flows.

         Our pharmacy business is subject to patient privacy and other obligations, including corporate, pharmacy and associate responsibility, imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted uses and disclosures of protected health information, provide a notice of privacy practices to our pharmacy customers and permit pharmacy customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

CERTAIN RISKS ARE INHERENT IN THE PROVISION OF PHARMACY SERVICES; OUR INSURANCE MAY NOT BE ADEQUATE TO COVER ANY CLAIMS AGAINST US.

         Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions and adequacy of warnings. Although we maintain professional liability and errors and omissions liability insurance, from time to time claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self insure or we suffer reputational harm as a result of an error or omission.

WE WILL NOT BE ABLE TO COMPETE EFFECTIVELY IF WE ARE UNABLE TO ATTRACT, HIRE AND RETAIN QUALIFIED PHARMACISTS.

         There is a nationwide shortage of qualified pharmacists. In response to this challenge, we have implemented improved benefits and training programs in order to attract, hire and retain qualified pharmacists. However, we may not be able to attract, hire and retain enough qualified pharmacists. This could adversely affect our operations.

                        RISKS RELATED TO OUR COMMON STOCK

YOU MAY NOT BE ABLE TO SELL YOUR COMMON STOCK WHEN YOU WANT TO AND, IF YOU DO, YOU MAY NOT BE ABLE TO RECEIVE THE PRICE THAT YOU WANT.

         Although our common stock has been actively traded on the New York Stock Exchange and the Pacific Exchange, we do not know if an active trading market for the common stock will continue or, if it does, at what prices the common stock may trade. Since the beginning of fiscal 2000, the reported closing prices for our common stock have ranged from a high of $41.375 to a low of $1.75. In addition, the stock markets in general, including the New York Stock Exchange, recently experienced extreme price and trading volume fluctuations. These fluctuations have resulted in volatility in the market prices of securities that has often been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of our common stock. Further, expected and possible issuances described below, will significantly increase the number of shares of our common stock outstanding, and could result in a decline in the market price of our common stock. Therefore, you may not be able to sell our common stock when you want and, if you do, you may not receive the price you want.

VARIOUS PLANNED ISSUANCES OF STOCK WILL BE, AND OUR CONTINUING DEBT RESTRUCTURING EFFORTS MAY BE DILUTIVE TO HOLDERS OF OUR COMMON STOCK.

         At May 31, 2003, 515.4 million shares of our common stock were outstanding and an additional 173.8 million shares of our common stock were issuable related to outstanding stock options (33,778,661 of which are included as part of this reoffer prospectus), convertible notes and convertible preferred stock. We will also issue additional shares of common stock pursuant to outstanding options granted pursuant to our various stock option plans. In addition, we may undertake additional transactions to simplify and restructure our capital structure, which may include, as part of these efforts, additional issuances of equity securities in exchange for our indebtedness. The issuance of additional shares of common stock may be dilutive to the holders of our common stock. We cannot predict the extent to which the dilution, the availability of a large amount of shares for sale, and the possibility of additional issuances and sales of our common stock will negatively affect the trading price of our common stock or the liquidity of our common stock.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares which may be sold by this reoffer prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by a selling stockholder will be borne by the selling stockholder.

                              SELLING STOCKHOLDERS

         The 37,001,404 shares of our common stock to which this reoffer prospectus relates is comprised of 3,222,743 restricted shares and 33,778,661 shares issuable upon exercise of currently outstanding options, and are being registered for reoffers and resales by our present and former directors, officers and employees named below, who acquired the shares pursuant to one of our "employee benefit plans" as that term is defined in Rule 405 of Regulation C under the Securities Act. The selling stockholders may resell all, a portion, or none of the shares of common stock from time to time.

         The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are one of our affiliates.

         Information regarding the selling stockholders, including the number of shares offered for sale, may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required. The address of each selling stockholder is care of Rite Aid at 30 Hunter Lane, Camp Hill, Pennsylvania, 17011.

                                                                                                           Number of
                                                                                       Number of         shares to be
                                                                  Number of             shares           beneficially
                                                                  shares of           covered by         owned if all
    Name of Selling                                              beneficially        this reoffer       shares offered
      Stockholder              Position with Rite Aid              owned(1)          prospectus(2)      hereby are sold
------------------------    ------------------------------     -----------------     --------------     ----------------
Robert G. Miller            Chairman of the Board                    11,144,541         10,684,091              460,450
Mary F. Sammons             President, Chief Executive                8,727,727          8,197,727               75,000
                            Officer and Director
Alfred M. Gleason           Director                                    378,300            200,000              178,300
George G. Golleher          Director                                    200,000            150,000               50,000
Colin V. Reed               Director                                    125,000            100,000               25,000
Stuart M. Sloan             Director                                    216,644            216,644                    0
Ed Beasley                  Senior Vice President,                      399,300             23,300              376,000
                            Eastern Region
Jerry Cardinale             Senior Vice President,                      965,625             30,625              935,000
                            Category Management
Don Davis                   Senior Vice President,                      907,295            208,295              699,000
                            Information Services
Vince DiMaggio              Regional Vice President                     151,773             31,773              120,000
Doug Donley                 Group Vice President,                       378,000             25,000              353,000
                            Accounting
Joe Fairman                 Regional Vice President                     149,826             29,826              120,000
Elliot S. Gerson            Former Employee                           1,275,233          1,271,233                4,000
Christopher S. Hall         Executive Vice President and              1,427,404          1,427,404                    0
                            Chief Financial Officer
Jim Hamilton                Former Employee                             230,045             95,606              134,439
David R. Jessick            Employee                                  4,412,662          4,412,662                    0

                                                                                                           Number of
                                                                                       Number of         shares to be
                                                                  Number of             shares           beneficially
                                                                  shares of           covered by         owned if all
    Name of Selling                                              beneficially        this reoffer       shares offered
      Stockholder              Position with Rite Aid              owned(1)          prospectus(2)      hereby are sold
------------------------    ------------------------------     -----------------     --------------     ----------------
Charles Kibler              Group Vice President, Loss                  815,009             35,000              780,009
                            Prevention
Keith Lovett                Senior Vice President, Human                753,600             53,600              700,000
                            Resources
James P. Mastrian           Senior Executive Vice                     2,388,648          2,388,648                    0
                            President, Marketing and
                            Logistics
Mark Panzer                 Senior Executive Vice                     1,255,499          1,255,499                    0
                            President, Store Operations
Karen Rugen                 Senior Vice President,                      527,000             32,000              495,000
                            Corporate Communications
                            and Public Affairs
Robert B. Sari              Senior Vice President,                      479,871            475,871                4,000
                            General Counsel and Secretary
Ken Simmons                 Vice President, Pharmacy                    153,201             22,695              130,506
                            Operations
John T. Standley            Senior Executive Vice                     4,960,414          4,928,414               32,000
                            President and Chief
                            Administrative Officer
Martin Tassoni              Former Employee                             726,212             64,545              661,667
Murray Todd                 Senior Vice President, Store                570,794             70,946              499,848
                            Operations
Kevin Twomey                Senior Vice President and                   592,500            570,000               22,500
                            Chief Accounting Officer

(1) The number of shares beneficially owned by the selling stockholders includes restricted stock and options to purchase shares of our common stock under our employee benefit plans, whether or not exercisable as of, or within 60 days of, the date of this prospectus, as well as shares of common stock beneficially owned by the selling stockholder.
(2) Includes options to purchase shares of our common stock under our employee benefit plans, whether or not exercisable as of, or within 60 days of, the date of this prospectus. For non-affiliates, options to purchase shares of our common stock under our employee benefit plans are excluded.


         Any selling stockholder may from time to time sell under this prospectus any or all of the shares of common stock owned by it. Because the selling stockholder is not obligated to sell any or all of the shares of common stock held by it, we cannot estimate the number of shares of common stock that the selling stockholder will beneficially own after this offering.

                              PLAN OF DISTRIBUTION

         The shares of common stock covered by this reoffer prospectus are being registered by us for the account of the selling stockholders.

         The shares of common stock offered hereby may be sold from time to time directly by or on behalf of the selling stockholder in or one more transactions on the New York Stock Exchange, Pacific Exchange or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling stockholder may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

         In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         We are bearing all costs relating to the registration of the shares of common stock. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder or other party selling such shares. In order to comply with certain states' securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained or complied with. Sales of the shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

         In addition to any shares sold hereunder, selling stockholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling stockholders will sell all or a portion of the common stock offered hereby.

         The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act of 1933.

         We have notified the selling stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

                                  LEGAL MATTERS

         The validity of the shares of common stock which are originally offered under the Registration Statement of which this prospectus forms a part will be passed upon for us by Robert B. Sari, our Senior Vice President and General Counsel.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended March 1, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report includes an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective March 3, 2002 and the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended, effective March 4, 2001), and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              RITE AID CORPORATION


                                37,001,404 SHARES

                                       OF

                                  COMMON STOCK

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

         We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Securities Exchange Act of 1934. The information contained in the documents that we are incorporating by reference is considered to be part of this reoffer prospectus and the information that we later file with the SEC will automatically update and supercede the information contained or incorporated by reference into this reoffer prospectus. We are incorporating by reference our:

         o annual report on Form 10-K for the fiscal year ended March 1, 2003, which we filed with the SEC on May 2, 2003;

         o current report on Form 8-K, which we filed with the SEC on March 5, 2003;

         o current report on Form 8-K, which we filed with the SEC on April 15, 2003;

         o current report on Form 8-K, which we filed with the SEC on May 14, 2003;

         o current report on Form 8-K, which we filed with the SEC on May 30, 2003;

         o current report on Form 8-K, which we filed with the SEC on August 7, 2003; and

         o quarterly report on Form 10-Q for the fiscal quarter ended May 31, 2003, which we filed with the SEC on July 3, 2003.

         All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this registration statement from the date of filing of such documents. These documents are or will be available for inspection or copying at the locations identified above under the caption "Where You Can Find More Information."

         We will provide without charge to each person to whom a reoffer prospectus is delivered, upon written or oral request by such person, a copy of any or all of the documents that have been incorporated by reference in this registration statement but not delivered with this reoffer prospectus.

ITEM 4.   DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Robert B. Sari, our Senior Vice President and General Counsel owns shares of our common stock and holds options to purchase shares of our common stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

         Article Tenth of our Certificate of Incorporation and Article VIII of our By-laws provide for the indemnification of our directors and officers as authorized by Section 145 of the DGCL.

         The directors and officers of us and our subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act, under liability insurance policies carried by us.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

         The securities that are to be reoffered or resold pursuant to this registration statement were issued pursuant to our employee benefit plans, including pursuant to individual employment agreements, in transactions that were exempt from registration under the Securities Act.

ITEM 8.   EXHIBITS.

   EXHIBIT
   NUMBERS      DESCRIPTION                                        INCORPORATION BY REFERENCE TO
   -------      -----------                                        -----------------------------
     3.1        Restated Certificate of Incorporation dated        Exhibit 3(i) to Form 8-K filed on
                December 12, 1996                                  November 2, 1999

     3.2        Certificate of Amendment to the Restated           Exhibit 3(ii) to Form 8-K filed on
                Certificate of Incorporation dated October         November 2, 1999
                25, 1999

     3.3        Certificate of Amendment to Restated Certificate   Exhibit 3.4 to Registration
                of Incorporation dated June 27, 2001               Statement on Form S-1, File No.
                                                                   333-64950, filed on July 12, 2001

     3.4        8% Series D Cumulative Pay-in-kind Preferred       Exhibit 3.5 to Form 10-Q filed on
                Preferred Stock Certificate of Designation         October 12, 2001
                dated October 3, 2001

     3.5        By-laws, as amended on November 8, 2000            Exhibit 3.1 to Form 8-K filed on
                                                                   November 13, 2000

     3.6        Amendment to By-laws, adopted January 30, 2002     Exhibit T3B.2 to Form T-3 filed on
                                                                   March 4, 2002

      5         Opinion of Robert B. Sari, Esq.                    Filed herewith

     10.1       1999 Stock Option Plan                             Exhibit 10.1 to Form 10-K filed on
                                                                   May 21, 2001

     10.2       2000 Omnibus Equity Plan                           Included in Proxy Statement dated
                                                                   October 24, 2000

     10.3       2001 Stock Option Plan                             Exhibit 10.3 to Form 10-K filed on
                                                                   May 21, 2001

     10.4       Rite Aid Corporation Special Deferred              Exhibit 10.21 to Form 10-K filed on
                Compensation Plan                                  July 11, 2000

     10.5       1990 Omnibus Stock Incentive Plan                  Exhibit 4 to Registration Statement
                                                                   on Form S-8, File No. 333-08071,
                                                                   filed on July 21, 1996

     23.1       Consent of Robert B. Sari, Esq. (included as       Filed herewith
                part of Exhibit 5.1 hereto)

     23.2       Independent Auditor's Consent                      Filed herewith

     24.1       Powers of Attorney (included on the signature      Filed herewith
                page hereto)

ITEM 9.   UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a)(1)(i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on this 7 day of August, 2003.



                                            RITE AID CORPORATION


                                            By: /s/ Mary F. Sammons
                                                ----------------------
                                                Name: Mary F. Sammons
                                                Title: President and
                                                       Chief Executive Officer


         KNOWN ALL MEN BY THESE PRESENTS that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Robert
B. Sari and Kevin J. Twomey, or either of them, as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     Signature                              Title                               Date
                     ---------                              -----                               ----
             /s/ Robert G. Miller
       --------------------------------------
                 Robert G. Miller             Chairman of the Board                         August 7, 2003

              /s/ Mary F. Sammons
       --------------------------------------
                  Mary F. Sammons             President, Chief Executive                    August 7, 2003
                                              Officer and Director


             /s/ John T. Standley
       --------------------------------------
                 John T. Standley             Senior Executive Vice President               August 7, 2003
                                              and Chief Administrative Officer
            /s/ Christopher S. Hall
       --------------------------------------
                Christopher S. Hall           Executive Vice President and                  August 7, 2003
                                              Chief Financial Officer
                                              (Principal Financial Officer)
               /s/ Kevin Twomey
       --------------------------------------
                   Kevin Twomey               Senior Vice President and Chief               August 7, 2003
                                              Accounting Officer
                                              (Principal Accounting Officer)
              /s/ John G. Danhakl
       --------------------------------------
                  John G. Danhakl             Director                                      August 7, 2003

             /s/ Alfred M. Gleason
       --------------------------------------
                 Alfred M. Gleason            Director                                      August 7, 2003

            /s/ George G. Golleher
       --------------------------------------
                George G. Golleher            Director                                      August 7, 2003

               /s/ Colin V. Reed
       --------------------------------------
                   Colin V. Reed              Director                                      August 7, 2003

              /s/ Stuart M. Sloan
       --------------------------------------
                  Stuart M. Sloan             Director                                      August 7, 2003

           /s/ Jonathan D. Sokoloff
       --------------------------------------
               Jonathan D. Sokoloff           Director                                      August 7, 2003

                                  EXHIBIT INDEX

   EXHIBIT
   NUMBERS      DESCRIPTION                                        INCORPORATION BY REFERENCE TO
   -------      -----------                                        -----------------------------
     3.1        Restated Certificate of Incorporation dated        Exhibit 3(i) to Form 8-K filed on
                December 12, 1996                                  November 2, 1999

     3.2        Certificate of Amendment to the Restated           Exhibit 3(ii) to Form 8-K filed on
                Certificate of Incorporation dated                 November 2, 1999
                October 25, 1999

     3.3        Certificate of Amendment to Restated Certificate   Exhibit 3.4 to Registration
                of Incorporation dated June 27, 2001               Statement on Form S-1, File No.
                                                                   333-64950, filed on July 12, 2001

     3.4        8% Series D Cumulative Pay-in-kind Preferred       Exhibit 3.5 to Form 10-Q filed on
                Stock Certificate of Designation dated             October 12, 2001
                October 3, 2001

     3.5        By-laws, as amended on November 8, 2000            Exhibit 3.1 to Form 8-K filed on
                                                                   November 13, 2000

     3.6        Amendment to By-laws, adopted January 30, 2002     Exhibit T3B.2 to Form T-3 filed on
                                                                   March 4, 2002

      5         Opinion of Robert B. Sari, Esq.                    Filed herewith

     10.1       1999 Stock Option Plan                             Exhibit 10.1 to Form 10-K filed on
                                                                   May 21, 2001

     10.2       2000 Omnibus Equity Plan                           Included in Proxy Statement dated
                                                                   October 24, 2000

     10.3       2001 Stock Option Plan                             Exhibit 10.3 to Form 10-K filed on
                                                                   May 21, 2001

     10.4       Rite Aid Corporation Special Deferred              Exhibit 10.21 to Form 10-K filed on
                Compensation Plan                                  July 11, 2000

     10.5       1990 Omnibus Stock Incentive Plan                  Exhibit 4 to Registration Statement
                                                                   on Form S-8, File No. 333-08071, filed
                                                                   on July 12, 1996

     23.1       Consent of Robert B. Sari, Esq. (included as       Filed herewith
                part of Exhibit 5.1 hereto)

     23.2       Independent Auditor's Consent                      Filed herewith

     24.1       Powers of Attorney (included on the signature      Filed herewith
                page hereto)

                                      II-8